Exhibit 99.1

Press Release	For Immediate Release
Contact:
Robert W. White,
Chairman, President and CEO
or
Jack Sandoski,
Senior Vice President and CFO
(215) 886-8280
ABINGTON BANCORP, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER OF 2008 AND SHARE REPURCHASE PLAN
Jenkintown, PA (January 28, 2009) — Abington Bancorp, Inc. (the “Company”) (Nasdaq Global Select: ABBC), the parent holding company for Abington Bank (the “Bank”), reported a net loss of $3.9 million for the quarter ended December 31, 2008, compared to net income of $2.1 million for the quarter ended December 31, 2007. Basic and diluted loss per share were both $0.18 per share for the fourth quarter of 2008 compared to basic and diluted earnings per share of $0.09 for each for the fourth quarter of 2007. Additionally, the Company reported net income of $2.1 million for the year ended December 31, 2008, compared to net income of $7.1 million for the year ended December 31, 2007. Basic and diluted earnings per share were $0.10 and $0.09, respectively, for 2008 compared to $0.31 and $0.30, respectively, for 2007.
The net loss for the quarter and the decrease in net income for the year were due primarily to our provision for loan losses, which amounted to $8.7 million for the three months ended December 31, 2008 and $9.8 million for the year. Our allowance for loan losses increased to $11.6 million at December 31, 2008 from $1.8 million at December 31, 2007.
The Company also announced today that it will commence a share repurchase program for up to 5% of its outstanding shares, or 1,163,475 shares. The shares may be purchased in the open market or in privately negotiated transactions from time to time depending on market conditions and other factors over a one-year period. Repurchases are expected to commence promptly. The initiation of this share repurchase plan follows the completion of our previous share repurchase plan in January 2009, under which we repurchased 1,221,772 shares or 5% of the then outstanding shares.
Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “The Philadelphia market and the mid-Atlantic region, which had until the second half of 2008 managed to escape the worst effects of the deeper national recession, are now more directly experiencing the impact of the broader financial crisis. In light of this economic reality, we undertook an evaluation of our loan portfolio to determine the potential losses that may now exist within those assets, with particular attention given to our construction loan portfolio. Based on our evaluation, we believed that it was necessary to make significant additions to our allowance for loan losses, but by doing so we believe that we have strengthened our balance sheet going forward. While we are disappointed at the net loss we are reporting for the fourth quarter of 2008, we are pleased to report positive net income for the year, largely as a result of the significant year-over-year increase in our net interest spread and net interest margin. Furthermore, we are encouraged by our strong capital position that has allowed us to absorb our loan losses without affecting our core operations. We remain in a secure position to continue executing our long-term strategy.”

Mr. White continued, “With the price of our stock recently trading below our book value, our Board of Directors and our management believe that this is the appropriate time to initiate another stock buyback. We believe that the share repurchase plan approved by the Board at their January meeting will benefit our shareholders by improving the Company’s return on equity and earnings per share as well as aid us in managing our strong capital position.”
Net interest income was $7.6 million and $29.8 million for the three months and year ended December 31, 2008, respectively, representing increases of 5.6% and 15.6%, respectively, over the comparable 2007 periods. The increases in our net interest income were due to lower interest expense in the 2008 periods which more than offset decreases in interest income. Our average interest rate spread increased to 2.32% for the fourth quarter of 2008 from 1.99% for the fourth quarter of 2007. Over the same period, our net interest margin decreased five basis points to 2.84% for the fourth quarter of 2008 from 2.89% for the fourth quarter of 2007. For the year ended December 31, 2008, both our average interest rate spread and net interest margin increased over 2007. Our average interest rate spread increased to 2.21% for 2008 from 1.94% for 2007 and our net interest margin increased to 2.87% for 2008 from 2.73% for 2007.
Interest income for the three months ended December 31, 2008 decreased $989,000 or 6.6% over the comparable 2007 period to $14.0 million. The decrease occurred as growth in the average balance of our total interest-earning assets was offset by a decrease in the average yield earned on our total interest-earning assets. Most significant was a 103 basis point decrease in the average yield earned on our loans receivable and a 424 basis point decrease in the average yield earned on our other interest-earning assets. The decreases in the yields were primarily the result of the current interest rate environment, reflected by the Federal Reserve Board’s Open Market Committee actions to cut the federal funds rate by 400 basis points from December 2007 to December 2008. The decrease in the yield on our other interest-earning assets was also impacted by the decision of the Federal Home Loan Bank of Pittsburgh (the “FHLB”) to suspend the dividend on their stock for the fourth quarter of 2008. As of December 31, 2008, we held approximately 146,000 shares of FHLB capital stock on which we received no dividends compared to approximately $139,000 in dividends on FHLB stock in the quarter ended December 31, 2007.
Interest income for the year ended December 31, 2008 decreased $549,000 or 1.0% over 2007 to $56.3 million. As was the case for the three-month periods, the decrease occurred as growth in the average balance of our total interest-earning assets was offset by a decrease in the average yield earned on our total interest-earning assets. Similar to the three-month periods, the most significant decreases in yield, year-over-year, were a 78 basis point decrease in the average yield earned on our loans receivable and a 220 basis point decrease in the average yield earned on our other interest-earning assets. The reasons for the decreases in the yield for the year mirror the reasons for the decreases in yield for the three-month periods.

Interest expense for the three months ended December 31, 2008 decreased $1.4 million or 17.9% from the comparable 2007 period to $6.4 million. The decrease in our interest expense occurred as a decrease in the average rate paid on our total interest-bearing liabilities offset an increase in the average balance of those liabilities. The average rate we paid on our total interest-bearing liabilities decreased 112 basis points to 2.90% for the fourth quarter of 2008 from 4.02% for the fourth quarter of 2007. The average rate we paid on our total deposits decreased 109 basis points, quarter-over-quarter, driven by a 140 basis point decrease in the average rate paid on our certificates of deposit.
Interest expense for the year ended December 31, 2008 decreased $4.6 million or 14.7% over 2007 to $26.5 million. As was the case in the three-month period, the decrease in our interest expense occurred as a decrease in the average rate paid on our total interest-bearing liabilities offset an increase in the average balance of those liabilities. The average rate we paid on our total interest-bearing liabilities decreased 87 basis points to 3.21% for 2008 from 4.08% for 2007. The average rate we paid on our total deposits decreased 96 basis points, year-over-year, driven by a 129 basis point decrease in the average rate paid on our certificates of deposit.
As stated earlier, we recorded a provision for loan losses of $8.7 million during the fourth quarter of 2008, and our provision for loan losses amounted to $9.8 million for the year ended December 31, 2008. During the fourth quarter of 2007, we recorded a provision of $184,000 to the allowance for loan losses, and our provision for loan losses amounted to $457,000 for the year ended December 31, 2007. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. As of December 31, 2008, our allowance for loan losses amounted to $11.6 million, or 1.5% of total loans, compared to $1.8 million, or 0.3% of total loans, at December 31, 2007. Our loan portfolio at December 31, 2008 included an aggregate of $23.5 million of non-performing loans compared to $1.6 million of non-performing loans at December 31, 2007. At December 31, 2008, our largest single group of non-performing loans was comprised of three construction loans with an aggregate outstanding balance to the Bank of $15.1 million at such date. These three loans, which were more than 90 days past due, on non-accrual status and considered impaired at December 31, 2008, are for the construction of a 40-unit, high rise residential condominium project in Center City, Philadelphia. During the quarter ended December 31, 2008, $2.8 million of our provision for loan losses was allocated to these three loans and, as of December 31, 2008, $3.7 million of our allowance for loan losses was allocated to these three loans. The increase in the allowance for loan losses allocated to these loans during the fourth quarter of 2008 was based on management’s further review of this loan relationship and consideration of a recently completed examination by the Federal Deposit Insurance Corporation (the “FDIC”). During the fourth quarter of 2008, the Company also made provisions to the allowance for loan losses of $4.2 million in the aggregate upon management’s review of seven other construction and commercial real estate loans, with an aggregate outstanding balance of $17.5 million at December 31, 2008. Certain of the principals or guarantors for these seven loans also are principals involved in the non-performing 40-unit condominium construction project described above or certain other projects undertaken by the principals of those loans. Of these seven additional loans, two construction loans and two commercial real estate loans, with an aggregate balance of $7.3 million, are more than 90 days past due, on non-accrual status and deemed to be impaired at December 31, 2008. At December 31, 2008 and December 31, 2007, our non-performing loans amounted to 3.06% and 0.23% of loans receivable, respectively, and our allowance for loan losses amounted to 49.4% and 116.8% of non-performing loans, respectively. We are continuing to monitor our loan portfolio, and given current economic conditions, no assurances can be given that additional provisions for loan losses will not be necessary in subsequent quarters.

Our total non-interest income for the fourth quarter of 2008 amounted to $271,000 compared to $997,000 for the fourth quarter of 2007. The decrease was due primarily to an impairment charge on investment securities of $539,000 and a loss on the sale of real estate owned (“REO”) of $150,000. The impairment charge was taken to write-down the carrying value of our investment in a mortgage-backed securities based mutual fund to its fair value of $2.5 million at December 31, 2008, based on our determination that the investment, the AMF Ultra Short Mortgage Fund, was other-than-temporarily impaired. The loss on the sale of REO resulted from the sale of two properties in December 2008. The first property, with an aggregate carrying value of $952,000, was sold for a gain of approximately $25,000. The second property, with a carrying value of $700,000, was sold for a loss of approximately $175,000.
Our total non-interest income for the year ended December 31, 2008 amounted to $3.1 million compared to $3.2 million for the year ended December 31, 2007. As was the case for the quarter ended December 31, 2008, the decrease was due primarily to securities impairment charges aggregating $869,000 and a loss on the sale of REO of $150,000. These charges were partially offset by an increase in income on bank owned life insurance (“BOLI”) of $773,000 and a gain on the sale of securities of $146,000. The increase in income on BOLI resulted mainly from the purchase of $20.0 million of additional BOLI during the third quarter of 2007.
Our total non-interest expenses for the fourth quarter of 2008 amounted to $5.5 million, representing an increase of $397,000 or 7.8% from the fourth quarter of 2007. The largest increases were in salaries and employee benefits, director compensation, and other non-interest expenses. Salaries and employee benefits expense increased $71,000 or 2.6%, quarter-over-quarter, due largely to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs. Salaries and employee benefits expense also increased due to an additional expense of $237,000 recognized during the fourth quarter of 2008 as the result of the issuance of awards to officers and employees under the 2007 Stock Option Plan (the “2007 SOP”) and the 2007 Recognition and Retention Plan (the “2007 RRP”) which were approved by shareholders in January 2008. These increases were partially offset by a decrease of $319,000 in our employee profit sharing expense. This expense, which relates to the year-end bonuses for officers and employees, is based on various factors considered by the Compensation Committee and the Board of Directors, including the Company’s net income. Director compensation increased $101,000 or 85.9%, quarter-over-quarter, primarily due to the issuance of awards to directors under the 2007 SOP and the 2007 RRP. Other non-interest expenses increased $297,000 or 49.9%, quarter-over-quarter, due primarily to a $281,000 increase in deposit insurance premiums, based on a new fee structure implemented by the FDIC.

Our total non-interest expenses for the year ended December 31, 2008 amounted to $21.2 million, representing an increase of $2.5 million or 13.6% from the year ended December 31, 2007. As was the case with the three-month period, the largest increases for the year were in salaries and employee benefits, director compensation and other non-interest expenses. The causes for the increases in salaries and employee benefits, director compensation and other non-interest expense over the year mirrored the causes for the increases for such items in the three-month periods. Salaries and employee benefits expense increased $1.2 million or 12.3%, year-over-year, due largely to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs, as well as an additional expense of $870,000 recognized during 2008 for the issuance of awards to officers and employees under the 2007 SOP and the 2007 RRP. These increases were partially offset by a decrease of $226,000 in our employee profit sharing expense. Additionally, the expense for our defined benefit pension plan decreased by $242,000 due to the retirement of one of our executive officers. Directors compensation increased $380,000 or 80.2%, year-over-year, primarily due to the issuance of awards under our 2007 SOP and 2007 RRP. Other non-interest expenses increased $622,000 or 27.5%, year-over-year, due primarily to a $354,000 increase in deposit insurance premiums and a $104,000 increase in expenses for real estate owned.
The Company recorded an income tax benefit of approximately $2.4 million for the fourth quarter of 2008 compared to an income tax expense of approximately $797,000 for the fourth quarter of 2007. The Company recorded an income tax benefit of approximately $278,000 for the year ended December 31, 2008 compared to an income tax expense of approximately $2.7 million for the year ended December 31, 2007. A tax benefit was recognized during 2008 on pre-tax income of $1.8 million for the year due to the fact that approximately $3.3 million of this pre-tax income was generated from tax-exempt municipal securities and BOLI.
The Company’s total assets increased $110.1 million, or 10.2%, to $1.19 billion at December 31, 2008 compared to $1.08 billion at December 31, 2007. Our total cash and cash equivalents decreased $36.2 million or 53.2% during 2008 as we redeployed certain of our interest-bearing deposits in other banks to purchase additional securities. Our mortgage-backed securities increased by an aggregate of $93.7 million as purchases of $129.9 million outpaced repayments, maturities and sales aggregating $39.6 million. Our investment securities decreased $29.5 million in the aggregate due primarily to $60.4 million in calls, maturities and sales of agency bonds partially offset by $17.5 million in purchases of additional agency bonds and $15.1 million of municipal bonds. Net loans receivable increased $74.5 million or 10.9% during 2008. The largest loan growth occurred in construction loans, which increased $50.8 million, one- to four-family residential loans, which increased $28.8 million, and multi-family residential and commercial loans, which increased $25.0 million. These increases were partially offset by decreases in all other categories of loans.
Our total deposits increased $55.3 million or 9.1% to $665.0 million at December 31, 2008 compared to $609.6 million at December 31, 2007. The increase during 2008 was due to growth in core deposits. During the year, our savings and money market accounts grew $52.7 million, or 55.3%, and our checking accounts grew $5.9 million, or 6.0%, resulting in an increase to core deposits of $58.7 million, or 30.1%. Our certificate accounts decreased $3.3 million or 0.8%. Advances from the FHLB increased $67.5 million or 35.6% to $257.1 million at December 31, 2008. During 2008, we increased our utilization of advances from the FHLB as part of a strategic decision to replace high-rate certificates of deposit with lower cost sources of funding in the current interest rate environment. We are reviewing our continued utilization of advances from the FHLB as a source of funding based on recent decisions by the FHLB to suspend the dividend on, and restrict the repurchase of, FHLB stock. FHLB stock is required to be held when advances from the FHLB are taken.

Our total stockholders’ equity decreased to $238.1 million at December 31, 2008 from $249.9 million at December 31, 2007. The decrease was due primarily to the purchase of approximately 1.1 million shares of the Company’s common stock during 2008 for approximately $10.8 million as part of our stock repurchase plan. The repurchase plan was completed in January 2009. Additionally, during 2008, the 2007 RRP trust purchased approximately 521,000 shares of the Company’s common stock for approximately $5.4 million in the aggregate, as part of the Company’s plans to fund the 2007 RRP. Also contributing to the decrease in total stockholders’ equity at December 31, 2008 compared to December 31, 2007 was a $2.4 million decrease in retained earnings during 2008 as our net income of $2.1 million was offset by a reduction of $4.5 million resulting from the payment of our quarterly cash dividends. Partially offsetting these decreases was a $3.1 million increase in accumulated other comprehensive income, due primarily to an increase in the unrealized gain on our available for sale investment and mortgage-backed securities.
Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as twelve additional full service branch offices and seven limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania. As of December 31, 2008, Abington Bancorp had $1.19 billion in total assets, $665.0 million in total deposits and $238.1 million in stockholders’ equity.
This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors — many of which are beyond the Company’s control — could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31, 2008	December 31, 2007
ASSETS
Cash and due from banks	$23,074,990	$22,342,499
Interest-bearing deposits in other banks	8,788,354	45,712,962

Total cash and cash equivalents	31,863,344	68,055,461
Investment securities held to maturity (estimated fair value—2008, $20,590,495; 2007, $20,656,427)	20,389,106	20,391,268
Investment securities available for sale (amortized cost— 2008, $67,782,158; 2007, $98,202,711)	69,323,505	98,780,774
Mortgage-backed securities held to maturity (estimated fair value—2008, $81,702,915; 2007, $45,627,107)	83,093,064	46,891,843
Mortgage-backed securities available for sale (amortized cost— 2008, $148,601,190; 2007, $94,400,607)	151,628,507	94,124,123
Loans receivable, net of allowance for loan losses (2008, $11,596,784; 2007, $1,811,121)	756,552,352	682,038,113
Accrued interest receivable	4,856,707	4,977,909
Federal Home Loan Bank stock—at cost	14,607,700	10,958,700
Cash surrender value — bank owned life insurance	39,184,889	37,298,126
Property and equipment, net	11,070,542	10,759,799
Real estate owned	1,739,599	1,558,000
Deferred tax asset	4,456,103	1,892,051
Prepaid expenses and other assets	988,060	1,942,454

TOTAL ASSETS	$1,189,753,478	$1,079,668,621

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest-bearing	$37,194,591	$37,027,767
Interest-bearing	627,755,843	572,584,934

Total deposits	664,950,434	609,612,701
Advances from Federal Home Loan Bank	257,051,203	189,557,572
Other borrowed money	17,609,637	17,453,060
Accrued interest payable	2,617,721	3,498,235
Advances from borrowers for taxes and insurance	3,275,285	2,978,650
Accounts payable and accrued expenses	6,148,613	6,653,343

Total liabilities	951,652,893	829,753,561

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 20,000,000 shares authorized none issued	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized; issued: 24,460,240 shares in 2008 and 2007; outstanding: 23,369,916 shares in 2008, 24,449,526 shares in 2007	244,602	244,602
Additional paid-in capital	201,378,465	200,634,467
Treasury stock—at cost, 1,090,324 shares in 2008, 10,714 shares in 2007	(10,525,100)	(104,997)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(15,138,418)	(15,977,458)
Recognition & Retention Plan Trust (RRP)	(5,593,821)	(1,867,065)
Deferred compensation plans trust	(1,190,857)	(1,149,610)
Retained earnings	66,007,138	68,360,520
Accumulated other comprehensive income (loss)	2,918,576	(225,399)

Total stockholders’ equity	238,100,585	249,915,060

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,189,753,478	$1,079,668,621

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
INTEREST INCOME
Interest on loans	$10,357,852	$11,420,819	$41,940,531	$43,591,724
Interest and dividends on investment and mortgage-backed securities:
Taxable	3,233,355	2,472,800	11,833,507	9,537,051
Tax-exempt	393,010	251,077	1,403,069	896,381
Interest and dividends on other interest-earning assets	53,668	882,778	1,084,898	2,785,839

Total interest income	14,037,885	15,027,474	56,262,005	56,810,995
INTEREST EXPENSE
Interest on deposits	4,008,843	5,235,013	17,024,229	21,287,957
Interest on Federal Home Loan Bank advances	2,360,123	2,375,709	9,115,346	8,904,716
Interest on other borrowed money	37,310	188,580	358,312	870,858

Total interest expense	6,406,276	7,799,302	26,497,887	31,063,531

NET INTEREST INCOME	7,631,609	7,228,172	29,764,118	25,747,464
PROVISION FOR LOAN LOSSES	8,724,576	184,257	9,759,936	457,192

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	(1,092,967)	7,043,915	20,004,182	25,290,272

NON-INTEREST INCOME
Service charges	422,638	430,427	1,645,537	1,632,949
Income on bank owned life insurance	450,382	467,194	1,886,763	1,113,870
Loss on sale of real estate owned	(149,744)	—	(149,744)	—
Gain on sale of securities	—	—	146,375	—
Impairment charge on investment securities	(538,667)	—	(869,194)	—
Other income	86,390	98,960	394,778	430,461

Total non-interest income	270,999	996,581	3,054,515	3,177,280

NON-INTEREST EXPENSES
Salaries and employee benefits	2,807,467	2,736,900	11,295,243	10,056,100
Occupancy	554,749	577,235	2,149,662	1,989,281
Depreciation	220,207	194,803	832,779	776,052
Professional services	326,284	347,130	1,214,869	1,113,054
Data processing	375,937	362,908	1,495,742	1,432,851
Advertising and promotions	120,831	188,181	496,130	586,234
Director compensation	219,711	118,214	853,807	473,856
Other	893,465	596,125	2,879,284	2,257,662

Total non-interest expenses	5,518,651	5,121,496	21,217,516	18,685,090

(LOSS) INCOME BEFORE INCOME TAXES	(6,340,619)	2,919,000	1,841,181	9,782,462
(BENEFIT) PROVISION FOR INCOME TAXES	(2,417,271)	796,975	(278,424)	2,715,726

NET (LOSS) INCOME	$(3,923,348)	$2,122,025	$2,119,605	$7,066,736

BASIC (LOSS) EARNINGS PER COMMON SHARE	$(0.18)	$0.09	$0.10	$0.31
DILUTED (LOSS) EARNINGS PER COMMON SHARE	$(0.18)	$0.09	$0.09	$0.30
BASIC AVERAGE COMMON SHARES OUTSTANDING:	21,264,427	22,444,612	21,899,094	22,866,089
DILUTED AVERAGE COMMON SHARES OUTSTANDING:	22,041,995	22,766,481	22,630,136	23,348,529

ABINGTON BANCORP, INC.
UNAUDITED SELECTED FINANCIAL DATA

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Selected Operating Ratios(1):
Average yield on interest-earning assets	5.22%	6.01%	5.42%	6.02%
Average rate on interest-bearing liabilities	2.90%	4.02%	3.21%	4.08%
Average interest rate spread(2)	2.32%	1.99%	2.21%	1.94%
Net interest margin(2)	2.84%	2.89%	2.87%	2.73%
Average interest-earning assets to average interest-bearing liabilities	121.73%	128.93%	125.66%	123.84%
Net interest income after provision for loan losses to non-interest expense	(19.81)%	137.52%	94.28%	135.35%
Total non-interest expense to average assets	1.88%	1.90%	1.88%	1.86%
Efficiency ratio(3)	69.82%	62.27%	64.65%	64.60%
Return on average assets	(1.34)%	0.79%	0.19%	0.70%
Return on average equity	(6.55)%	3.42%	0.86%	3.79%
Average equity to average assets	20.43%	23.06%	21.86%	18.56%

Asset Quality Ratios(4):
Non-performing loans as a percent of total loans receivable(5)	3.06%	0.23%	3.06%	0.23%
Non-performing assets as a percent of total assets(5)	2.12%	0.14%	2.12%	0.14%
Allowance for loan losses as a percent of non-performing loans	49.35%	116.84%	49.35%	116.84%
Allowance for loan losses as a percent of total loans	1.51%	0.26%	1.51%	0.26%
Net charge-offs (recoveries) to average loans receivable	0.01%	0.12%	0.00%	0.08%

Capital Ratios(6):
Tier 1 leverage ratio	14.20%	15.45%	14.20%	15.45%
Tier 1 risk-based capital ratio	22.06%	24.22%	22.06%	24.22%
Total risk-based capital ratio	23.32%	24.49%	23.32%	24.49%

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month periods ended December 31, 2008 and 2007, are annualized where appropriate.

(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets. (3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy, with certain limited exceptions, to cease accruing interest on single-family residential mortgage loans 120 days or more past due and all other loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6)	Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.

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